Exhibit 99

                                                                          [LOGO]

                                                           For Immediate Release
                                                           ---------------------


 .    LOCKHEED MARTIN REPORTS SECOND QUARTER 2000 EPS OF $0.11; $0.29 EXCLUDING
     NONRECURRING AND UNUSUAL ITEMS
 .    GENERATES $1.0 BILLION OF FREE CASH FLOW IN THE QUARTER; RAISES FREE CASH
     FLOW GUIDANCE BY $400 MILLION IN 2000
 .    RECORDS $16.7 BILLION IN NEW ORDERS TO ACHIEVE RECORD BACKLOG OF $57.1
     BILLION
 .    REAFFIRMS 2000 EARNINGS OUTLOOK AT ABOUT $1.05 AND 15 - 25 PERCENT
     PROJECTED ANNUAL EARNINGS GROWTH FROM 2000 BASE


BETHESDA, Maryland, July 20, 2000 - Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2000 net earnings per share of $0.11 on a diluted basis, compared to last year's second quarter net loss per share of $0.11 on a diluted basis. Nonrecurring and unusual items decreased second quarter 2000 results by $0.18 per diluted share while such items increased the net loss per diluted share in the comparable 1999 period by $0.03.

The Corporation reported it generated $1.0 billion of positive free cash flow in the second quarter of 2000 and $1.4 billion year-to-date. Second quarter 2000 cash flow included an advance by the United Arab Emirates (UAE) for the purchase of 80 "Block 60" F-16 aircraft and associated equipment. The advance resulted in a cash benefit in the quarter to Lockheed Martin of more than $900 million. The cash benefit for the year from the UAE advance, after subcontractor payments and other disbursements, is expected to be between $200 million - $300 million. The quarter also included a net payment of $150 million related to Globalstar Telecommunications Ltd.'s (Globalstar) failure to repay borrowings under its credit agreement. The Corporation is entitled to repayment by Globalstar of this amount. Net debt, defined as total debt less invested cash, improved by approximately $960 million during the quarter, bringing the net debt to capitalization ratio to 61.3% at the end of June 2000, the lowest point in 11 quarters.

The Corporation increased its 2000 free cash flow outlook from at least $500 million to at least

$900 million with an objective of generating $1.7 billion in free cash over the two-year period 2000-2001, up from the previous expectation of $1.3 billion. The 2000 expectation was raised to reflect the continued focus on corporate-wide improvements in cash management, a change in government billing policy that will provide a one-time improvement to cash and ongoing sales of surplus real estate.

"We have made substantial progress in our efforts to achieve operational excellence and improved financial performance throughout Lockheed Martin," said Chairman and Chief Executive Officer Vance Coffman. "Our generation of free cash flow is ahead of plan, and with the realization of full and fair value for our announced divestitures, we will significantly reduce our net leverage in 2000 and 2001."

During the second quarter, the Corporation announced a definitive agreement for the divestiture of Control Systems to BAE Systems North America. During the third quarter the Corporation made the decision to sell its Aerospace Electronics Systems to BAE Systems North America for $1.67 billion.

The Corporation reaffirmed its 2000 earnings outlook of about $1.05 per diluted share, excluding the effects of any nonrecurring and unusual items. Lockheed Martin also reaffirmed that it expects earnings per diluted share to increase in the near-term by 15-25 percent annually from the 2000 base with expected results for 2001 closer to the lower end of the range. It should be noted that the Corporation's current estimates anticipate a reduction of employee retirement plan (pension) income in 2001 of approximately $50 million compared to 2000 levels with continued declines in future years also anticipated.

The Corporation's backlog increased to a record $57.1 billion compared to $45.9 billion at year-end 1999. The backlog increase for the year includes an F-16 order for the UAE, worth approximately $6.4 billion. In addition, the Corporation recorded approximately $6.5 billion in orders for the following:
THAAD Engineering, Manufacturing and Development (EMD) contract, F-16's for Greece and Israel, Integrated Weapons System for Norwegian Frigates, and two U.S. and two Italian C-130J airlift aircraft orders.

Citing new business wins, divestitures and program performance, Coffman added, "We are exceptionally pleased with accomplishments in the second quarter including, among others, achievement of a record backlog, increased cash flow outlook and the successful inaugural flight of the Atlas III. We remain committed to restoring our financial strength and flexibility and our performance to-date confirms we are on the right path. We now are seeing the results of our efforts to drive a culture of managing for value deep into the organization for the benefit of our customers and shareholders. However, we must continue to be vigilant in our dedication to operational performance and financial discipline."

SECOND QUARTER AND YEAR-TO-DATE DETAILED REVIEW

Sales for the second quarter of 2000 were $6.2 billion, compared with second quarter 1999 sales of $6.2 billion. Sales for the first six months of 2000 were $11.8 billion, down 5 percent when compared to the same period in 1999.

Net earnings for the second quarter 2000 totaled $42 million, or $0.11 per diluted share. In the comparable period of 1999, the net loss was $41 million, or $0.11 per diluted share. Second quarter 2000 earnings before federal and state taxes included the effects of recording a reserve of $150 million related to the amounts due from Globalstar, partially offset by a favorable adjustment of $35 million relating to the charge recorded in 1998 associated with the shutdown of CalComp operations which is substantially complete. The combination of these nonrecurring and unusual items reduced diluted earnings per share by $0.18. In the comparable 1999 period, pretax earnings included a $20 million loss, or $0.03 per diluted share, associated with the write-down of the Corporation's investment in Iridium LLC.

Reported net earnings year-to-date 2000 were $96 million, or $0.25 per diluted share, compared to a loss of $128 million, or $0.34 per diluted share, for the same period in 1999. Pretax earnings for 2000 include the aforementioned nonrecurring and unusual items recorded in the second quarter as well as a net pretax gain of $10 million, or $0.02 per diluted share, associated primarily with the sale of surplus real estate. In the comparable 1999 period, pretax earnings included the aforementioned write-down associated with Iridium as well as a $114 million gain, or $0.19 per diluted share, associated with the disposition of a portion of the Corporation's interest in L-3 Communications Holdings, Inc. stock. Reported 1999 net earnings were reduced by a cumulative effect adjustment of $355 million, or $0.93 per diluted share, related to adopting the new accounting standard for start-up costs.

In the first quarter of 2000, Management and Data Systems (M&DS) was realigned from the Systems Integration Business Area to the Space Systems Business Area in recognition of the increased importance of information technology related to space-based systems and to take advantage of synergies within the Space Systems Business Area in meeting the needs of our Department of Defense and intelligence community customers. To complete this process, the Space Applications Systems product line was transferred from the Systems Integration Business Area to the Space Systems Business Area in the second quarter of 2000. Space Applications Systems had sales of $28 million in second quarter 2000 and $57 million year-to-date 2000 compared to $28 million in second quarter 1999 and $60 million year-to-date 1999. The following segment results reflect these realignments.

Segment Results:
----------------

Systems Integration
-------------------

$Millions
                                 2/nd/ Quarter                Year-to-Date
                              -------------------         ------------------
                               2000         1999           2000        1999
                               ----         ----           ----        ----
Net Sales                     $2,334       $2,367         $4,405      $4,599
EBIT                          $  202       $  205         $  370      $  373
Margin                           8.7%         8.7%           8.4%        8.1%

Systems Integration sales for the second quarter of 2000 were relatively flat, declining 1 percent from the comparable 1999 period. Increases in sales on naval electronics and surveillance systems and missiles and fire control activities were more than offset by decreases in aerospace electronics programs and the C4I (Command, Control, Communications Computers and Intelligence) line of business. Earnings before interest and taxes (EBIT) were also slightly lower in the second quarter 2000 consistent with the slight decline in sales, although margins remained level. Year-to-date revenues were lower than the comparable period in 1999 due to volume declines in aerospace electronics program activities, distribution technologies, formerly known as postal systems, and C4I, partially offset by increases in naval electronics and surveillance systems and missiles and fire control activities. For the first six months of 2000, EBIT was flat versus the year-ago period due to the absence of a charge related to the missile defense area that was recorded in the first quarter 1999. This benefit was offset by decreased earnings consistent with the aforementioned decline in sales as well as from volume in a certain tactical missile program. Systems Integration sales are expected to grow modestly in 2000 compared to 1999 due to timing in the second half of the year for distribution systems and missile and fire control activities.

Space Systems
-------------


$Millions
                                                       2/nd/ Quarter                       Year-to-Date
                                             -----------------------------          --------------------------
                                                  2000              1999              2000              1999
                                                  ----              ----              ----              ----
Net Sales                                       $1,780            $1,728            $3,452            $3,618
EBIT as reported                                $  128            $   46            $  213            $  210
Nonrecurring and unusual items                  $    0            $   20              ($17)           $   20
                                                ------            ------            ------            ------
Pro Forma EBIT                                  $  128            $   66            $  196            $  230
Pro Forma Margin                                   7.2%              3.8%              5.7%              6.4%


Space Systems EBIT for the second quarter of 2000, excluding nonrecurring and unusual items, was higher than the same period in 1999 as a result of Titan IV contract modifications which were previously anticipated and improved performance in the 2000 period as well as the absence of a charge on the Titan IV program recorded in the year-ago period. The contract modifications, which resulted primarily from the U.S. Government's Broad Area Review team recommendations, provide for a more balanced sharing of risk in the future. Performance improvements resulted from the successful implementation of corrective actions and initiatives since the Titan IV launch failure in April 1999. These adjustments resulted in an improvement to pretax earnings in the second quarter of 2000 of approximately $50 million. As a result of a launch failure in 1999, the segment recorded $90 million in negative adjustments related to a change in estimate on the Titan IV program during the year-ago period. Additionally, there were three launches of Atlas vehicles during the second quarter of 2000 as compared to one in the year-ago period. Conversely, there was one launch of a Proton vehicle during the second quarter of 2000 as compared to two in the second quarter of 1999. Somewhat offsetting the aforementioned increases in pro forma EBIT were the expensing of start-up costs associated with the EELV program, commercial satellite performance, and lower volume in reconnaissance activities. During the second quarter of 2000, sales increased 3 percent due to a higher level of launch vehicle activities and the aforementioned adjustments related to the Titan IV program. These increases were partially offset by a decline in volume related to commercial satellites, military satellites and classified program activities.

For the first six months of 2000, pro forma EBIT declined 15 percent. In addition to the aforementioned factors in the quarter, year-to-date pro forma EBIT was impacted by a $35 million charge on the Atlas program related to market and pricing pressures in the first quarter of

2000, a more conservative assessment of future program performance on the Titan IV program recorded in the first quarter of 2000, and lower volume on military satellites, government launch vehicles and classified activities. Sales year-to-date declined due to volume reductions in government launch vehicles, military satellites, classified programs and reconnaissance activities, partially offset by the positive comparisons on the Titan IV program and increased activities on commercial satellites and commercial launch vehicles. In 2000, the nonrecurring and unusual items included gains associated with the sales of surplus real estate. In 1999, the nonrecurring and unusual items included a loss associated with the write-down of the Corporation's investment in Iridium.

Aeronautical Systems
--------------------

$Millions
                                                     2/nd/ Quarter                         Year-to-Date
                                            ------------------------------         ---------------------------
                                                2000                1999              2000              1999
                                                ----                ----              ----              ----
Net Sales                                     $1,253              $1,346            $2,289            $2,766
EBIT                                          $   89               ($118)           $  168            $   46
Margin                                           7.1%              (8.8%)              7.3%              1.7%


Aeronautical Systems EBIT for the second quarter of 2000 was significantly higher than 1999 reflecting the absence of a $210 million charge on the C-130J airlift aircraft program due to a change in estimate recorded in the year-ago period. Excluding the effects of this charge, which included the reversal of previously recorded C-130J profit, EBIT was relatively flat. A profit decline due to lower F-16 aircraft deliveries was offset by performance improvements on other military aircraft. In the second quarter of 2000, there were 12 F-16 deliveries compared to 30 in the year-ago period and seven C-130J deliveries compared to three in the second quarter of 1999. C-130J deliveries are currently booked at zero profit. Sales declined 7 percent in the 2000 period primarily as a result of the reduced F-16 aircraft deliveries. Year-to-date 2000 EBIT was higher reflecting the absence of the aforementioned charge in 1999 related to the C-130J program, net of profit recorded on the program in the first quarter of 1999, partially offset by lower aircraft deliveries, primarily related to the F-16 aircraft program. Year-to-date, there were 26 F-16 deliveries in 2000 versus 58 in the 1999 period and 10 C-130J deliveries in each year. Sales declined in 2000 primarily as a result of the reduction in aircraft deliveries.

Technology Services
-------------------

$Millions
                                                  2/nd/ Quarter              Year-to-Date
                                                  -------------              ------------
                                                2000         1999          2000         1999
                                                ----         ----          ----         ----
Net Sales                                       $599         $537         $1,063         $985
EBIT as Reported                                $ 36         $ 36         $   62         $ 68
Nonrecurring and unusual items
                                                $  0         $  0         $    6         $  0
                                                ----         ----         ------         ----
Pro Forma EBIT                                  $ 36         $ 36         $   68         $ 68
Pro Forma Margin                                 6.0%         6.7%           6.4%         6.9%


Technology Services pro forma EBIT for the second quarter of 2000 was flat versus the year-ago period. Increased profits in various federal technology services programs as well as aircraft maintenance and logistics lines of business were offset by lower profit on certain energy-related contracts and the effects of the divestiture of the Lockheed Martin Hanford Company in the fourth quarter of 1999. Sales for the quarter in 2000 were higher due to volume on the Consolidated Space Operations Contract as well as the aforementioned aircraft maintenance and logistics activities offset by the decline in energy programs. Year-to-date 2000, the relationship of sales and profit amounts as compared to related amounts in the year-ago period are due to the same factors discussed in the quarter. In 2000, the nonrecurring and unusual item was related to portfolio shaping activities.

Corporate and Other
-------------------

$Millions
                                                  2/nd/ Quarter              Year-to-Date
                                                  -------------              ------------
                                                 2000        1999          2000         1999
                                                 ----        ----          ----         ----
Net sales                                        $246        $225          $565         $423
EBIT as reported                                ($130)       ($35)        ($162)        $ 53
Nonrecurring and unusual items
                                                 $108        $  0          $109        ($114)
                                                 ----          --          ----       ------
Pro Forma EBIT                                   ($22)       ($35)         ($53)        ($61)

Corporate and Other sales for the second quarter 2000 were higher by nine percent due to the operations of Lockheed Martin Global Telecommunications
(LMGT) as well as growth in state and municipal services. The proforma loss for the second quarter of 2000 improved as compared to the year-ago period due to performance improvements in state and municipal services as well as the fact that the second quarter of 1999 was negatively impacted by performance on an information technology outsourcing contract and losses associated with the Real 3D operating unit which was sold later in 1999. Pro forma EBIT in the second quarter of 2000 and 1999 reflect operating losses of $23 million for LMGT in both periods. Year-to-date

2000 sales were higher by 34 percent versus the comparable year-ago period. The majority of the increase was due to growth in LMGT primarily associated with the recognition of revenue on a Proton launch vehicle, which successfully launched the ACeS 1 satellite in the first quarter of 2000. The remainder of the increase is due to increased volume in state and municipal and information technology outsourcing programs. Pro forma EBIT for the first six months of 2000 was adversely affected by performance on information technology outsourcing contracts and the absence of a favorable adjustment recorded by the segment's Communications Industry Services line of business in the first quarter of 1999. More than offsetting these items was the absence in 2000 of losses associated with the Real 3D operating unit. Operating losses for LMGT were $45 million for the first six months of 2000 compared to losses of $47 million in the year-ago period. In the second quarter of 2000, the nonrecurring and unusual items primarily related to the charge associated with Globalstar and the favorable adjustment related to the charge associated with the shutdown of CalComp operations. Year-to-date 1999, the nonrecurring and unusual item was associated with the sale of a portion of the Corporation's holdings in L-3 stock.

Second Quarter 2000 Achievements
--------------------------------


In announcing second quarter 2000 earnings, Vance Coffman cited additional events, program awards and Mission Success achievements during the quarter with positive implications for Lockheed Martin's outlook:

 .    Lockheed Martin received program go-ahead on a $6.4 billion contract and an initial payment for the UAE purchase of 80 "Block 60" F-16 aircraft.

 .    Lockheed Martin received a contract, valued in excess of $3 billion, to begin the Engineering and Manufacturing Development phase of the Theater High Altitude Area Defense (THAAD) system.

 .    Lockheed Martin was awarded a contract, valued in excess of $500 million, to provide the integrated weapons system (IWS) for five new frigates for the Royal Norwegian Navy. As a subcontractor to Empresa Nacional Bazan of Spain, Lockheed Martin and its Norwegian partners will develop an IWS derived from the Aegis combat system it produces for the U.S. Navy.

 .    The Corporation received all international regulatory approvals for the
     LMGT/COMSAT merger; final FCC approval is anticipated in the third quarter.

 .    The Corporation was awarded a $1.2 billion contract for 50 F-16 aircraft being procured by Greece.

 .    In May, the Corporation received the contract for nine USAF F-16s being procured with fiscal 2000 funding.

 .    The Corporation delivered 12 F-16 and 7 C-130J aircraft bringing the totals delivered for the year 2000 to 26 and 10, respectively.

 .    In late April, Lockheed Martin delivered the 4,000/th/ F-16.

 .    The first production C-27J medium transport aircraft being developed by
     Lockheed Martin Alenia Tactical Transport Systems made its initial flight on May 12 at Alenia Aerospazio's facilities in Italy.

 .    Lockheed Martin successfully completed the launch of three Atlas rockets, including the inaugural launch of the new Atlas III on May 24 carrying the W-4 communications satellite for Paris-based Eutelsat.

 .    The U.S. Naval Air Systems Command selected Lockheed Martin Aircraft &
     Logistics Centers as the winner of a recompetition to conduct depot level maintenance of the C-9 aircraft fleets of the Navy, Air Force, and Marine Corps. The entire 7-year contract with extensions has an estimated value of $350 million.

 .    The government of the Republic of Argentina awarded Lockheed Martin a 5-
     year, $230 million contract to continue performing maintenance and modification services for its fleet of aircraft.

 .    Lockheed Martin was selected by the U.S. Navy to provide training equipment, analysis and support for all types of naval aircraft through 2008 under a contract valued at up to $375 million.

 .    The U.S. Navy awarded Lockheed Martin a 10-year contract, worth up to
     $556 million, to provide depot operations and lifetime support engineering services for the Aegis combat system, currently in use aboard 27 cruisers and 28 destroyers in the U.S. fleet.

 .    The U.S. Navy awarded Lockheed Martin a $142 million contract to support logistics operations for the service's Consolidated Automated Support System assets deployed worldwide. Including these orders, the Navy has awarded the Corporation orders valued in excess of $1.1 billion since January 2000.

 .    Lockheed Martin was awarded a $55 million contract by the Romanian government to design and install an integrated weather system for the nation.

 .    Building on its systems integration and engineering expertise, Lockheed
     Martin was selected to develop and integrate a Positive Train Control (PTC) system for the Illinois Department of Transportation. PTC links advanced communications, monitoring and control technologies to provide safe and efficient railroad operations.

 .    Highlighting the world-class software capabilities of the Systems
     Integration business area, Lockheed Martin Information Systems was assessed at Capability Maturity Model(R) Level 4 by the Carnegie Mellon University Software Engineering Institute. With 11 companies - including nine within the Systems Integration business area - assessed at levels 4 and 5, Lockheed Martin has more high-maturity software development organizations than any other Corporation in the world.

 . Lockheed Martin Space Systems, Hughes Space and Communications and TRW on May 30 announced formation of a National Team to build the Department of Defense's next generation of highly secure communication satellites known as the Advanced Extremely High Frequency (Advanced EHF) system.

 .    Lockheed Martin Intersputnik received $39M in orders for transponder services

 .    The Corporation $28-million contract from Astrolink LLC to design and integrate equipment to test components of the Astrolink satellite constellation.

                                      ###

NEWS MEDIA CONTACT:                         James Fetig, 301/897-6352
INVESTOR RELATIONS CONTACT:                 James Ryan, 301/897-6584 or
                                            Randa Middleton, 301/897-6455
Web site: www.lmco.com
          ------------

Conference call: The call will be broadcast live at 1 p.m. July 20, 2000 over the Internet (listen-only mode) at www.streetfusion.com or
                                   --------------------
www.lockheedmartin.com (access the Investor Relations page).
----------------------

          NOTE: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," "estimates," "outlook," "forecast," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project.

          As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect events or circumstances or changes in expectations or the occurrence of anticipated events.

          In addition to the factors set forth in our filings with the Securities and Exchange Commission (www.sec.gov), the following
                                              -----------
          factors could affect the forward-looking statements: timing and uncertainty related to obtaining regulatory approval of announced divestitures; the ability to achieve or quantify savings for our customers or ourselves through business area streamlining, staff reductions, global cost-cutting program and other financial management programs; the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements; difficulties in developing and making operational advanced technology systems in space and other business areas; economic conditions; competitive environment; international business and political conditions domestically and internationally; timing of awards and contracts; timing and customer acceptance of product delivery and launches; the outcome of contingencies, including completion of any acquisitions and divestitures, litigation and environmental remediation and program performance. These are only some of the numerous factors which may affect the forward-looking statements in this press release.

LOCKHEED MARTIN CORPORATION
Consolidated Results
Preliminary and Unaudited
(In millions, except for per share data and percentages)

                                                                  QUARTER ENDED JUNE 30,               YEAR TO DATE JUNE 30,
                                                              ---------------------------           ---------------------------
                                                               2000       1999     % Change         2000        1999   % Change
                                                               ----       ----     --------         ----        ----   --------
Net Sales                                                     $6,212    $ 6,203        -%        $11,774      $12,391     (5)%

Earnings before Interest and Taxes                            $  325    $   134      143%        $   651      $   750    (13)%

Interest Expense                                              $  220    $   191       15%        $   447      $   383     17%

Pre-tax Earnings                                              $  105    $   (57)     284%        $   204      $   367    (44)%

Income Taxes                                                  $   63    $   (16)     494%        $   108      $   140    (23)%

   Effective Tax Rate                                             60%        28%     N/M              53%          38%   N/M

Earnings before Cumulative Effect of
   Change in Accounting                                       $   42    $   (41)     202%        $    96      $   227    (58)%

Cumulative Effect of Change in Accounting (a)                      -          -      N/M               -      $  (355)   N/M

Net Earnings (Loss)                                           $   42    $   (41)     202%        $    96      $  (128)   175%

Basic Earnings (Loss) Per Share:
   Earnings (Loss) before Cumulative Effect of
        Change in Accounting                                  $ 0.11    $ (0.11)     200%        $  0.25      $  0.59    (58)%
   Cumulative Effect of Change in Accounting (a)                   -          -      N/M               -      $ (0.93)   N/M
                                                              -------    -------                 --------     --------
   Earnings (Loss) Per Share                                  $ 0.11    $ (0.11)     200%        $  0.25      $ (0.34)   174%

Average Basic Shares Outstanding                               389.5      381.4                    388.3        380.8

Diluted Earnings (Loss) Per Share:
   Earnings (Loss) before Cumulative Effect of
        Change in Accounting                                  $ 0.11    $ (0.11)     200%        $  0.25      $  0.59    (58)%
   Cumulative Effect of Change in Accounting (a)                   -          -      N/M               -      $ (0.93)   N/M
                                                              -------    -------                 --------     --------
   Earnings (Loss) Per Share                                  $ 0.11    $ (0.11)     200%        $  0.25      $ (0.34)   174%

Average Diluted Shares Outstanding                             391.2      383.9                    389.3        383.3

(a)  The Corporation adopted the American Institute of Certified
     Public Accountants' Statement of Position (SOP) No. 98-5,
     "Reporting on the Costs of Start-Up Activities" effective
     January 1, 1999.

LOCKHEED MARTIN CORPORATION
Segment Results Including Nonrecurring and Unusual Items
Preliminary and Unaudited
(In millions, except for percentages)

                                                                QUARTER ENDED JUNE 30,            YEAR TO DATE JUNE 30,
                                                              ---------------------------       ----------------------------
                                                              2000       1999    % Change       2000       1999     % Change
                                                              ----       ----    --------       ----       ----     --------
Systems Integration (a)
-------------------
Net Sales                                                    $2,334     $2,367      (1)%       $4,405      $4,599      (4)%
Segment EBIT                                                 $  202     $  205      (1)%       $  370      $  373      (1)%
Margins                                                         8.7%       8.7%                   8.4%        8.1%
Amortization of Goodwill and Contract Intangibles            $   68     $   68                 $  136      $  137

Space Systems (a)
-------------
Net Sales                                                    $1,780     $1,728       3%        $3,452      $3,618      (5)%
Segment EBIT                                                 $  128     $   46     178%        $  213      $  210       1%
Margins                                                         7.2%       2.7%                   6.2%        5.8%
Amortization of Goodwill and Contract Intangibles            $   14     $   14                 $   28      $   28

Aeronautical Systems
--------------------
Net Sales                                                    $1,253     $1,346      (7)%       $2,289      $2,766     (17)%
Segment EBIT                                                 $   89     $ (118)    175%        $  168      $   46     265%
Margins                                                         7.1%      (8.8)%                  7.3%        1.7%
Amortization of Goodwill and Contract Intangibles            $   20     $   20                 $   40      $   40

Technology Services (b)
-------------------
Net Sales                                                    $  599     $  537      12%        $1,063      $  985       8%
Segment EBIT                                                 $   36     $   36       -%        $   62      $   68      (9)%
Margins                                                         6.0%       6.7%                   5.8%        6.9%
Amortization of Goodwill and Contract Intangibles            $    5     $    5                 $    9      $    9

Corporate and Other (c)
-------------------
Net Sales                                                    $  246     $  225       9%         $  565      $  423      34%
Segment EBIT                                                 $ (130)    $  (35)    N/M%         $ (162)     $   53     N/M
Margins                                                         N/M        N/M                     N/M         N/M
Amortization of Goodwill and Contract Intangibles            $    8          -                  $   16      $    1

(a) 2000 and 1999 results have been restated to reflect the transfer of the Management and Data Systems operating unit and the Space Applications Systems product line from the Systems Integration business area to the Space Systems business area.

(b) 1999 results include the operations of LM Hanford Company, which was divested during 1999.

(c) 2000 and 1999 results include the operations of commercial information technology and state and local government services lines of business as well as the operations of LM Global Telecommunications, Inc. 1999 results include the operations of Real3D, Inc. and the communications industry services line of business which were divested during 1999.

LOCKHEED MARTIN CORPORATION
Segment Results Excluding Nonrecurring and Unusual Items
Preliminary and Unaudited
(In millions, except for percentages)


                                                             QUARTER ENDED JUNE 30,                     YEAR TO DATE JUNE 30,
                                                     ----------------------------------------    -----------------------------------

                                                         2000        1999       % Change            2000        1999       % Change
                                                         ----        ----       --------            ----        ----       --------


Systems Integration (a)
-------------------
Net Sales                                               $2,334      $2,367           (1) %         $4,405      $4,599          (4) %
Segment EBIT                                              $202        $205           (1) %           $370        $373          (1) %
Margins                                                    8.7%        8.7%                           8.4%        8.1%
Amortization of Goodwill and Contract Intangibles          $68         $68                           $136        $137

Space Systems (a)
-------------
Net Sales                                               $1,780      $1,728            3  %         $3,452      $3,618          (5) %
Segment EBIT                                              $128         $66           94  %           $196        $230         (15) %
Margins                                                    7.2%        3.8%                           5.7%        6.4
Amortization of Goodwill and Contract Intangibles          $14         $14                            $28         $28

Aeronautical Systems
--------------------
Net Sales                                               $1,253      $1,346           (7) %         $2,289      $2,766         (17) %
Segment EBIT                                               $89       ($118)         175  %           $168         $46         265  %
Margins                                                    7.1%       (8.8%)                          7.3%        1.7%
Amortization of Goodwill and Contract Intangibles          $20         $20                            $40         $40

Technology Services (b)
-------------------
Net Sales                                                 $599        $537           12  %         $1,063        $985           8  %
Segment EBIT                                               $36         $36            -  %            $68         $68           -  %
Margins                                                    6.0%        6.7%                           6.4%        6.9%
Amortization of Goodwill and Contract Intangibles           $5          $5                             $9          $9

Corporate and Other (c)
-------------------
Net Sales                                                 $246        $225            9  %           $565        $423          34  %
Segment EBIT                                              ($22)       ($35)         N/M              ($53)       ($61)        N/M
Margins                                                    N/M         N/M                            N/M         N/M
Amortization of Goodwill and Contract Intangibles           $8          -                             $16          $1


(a) 2000 and 1999 results have been restated to reflect the transfer of the Management and Data Systems operating unit and the Space Applications Systems product line from the Systems Integration business area to the Space Systems business area.

(b) 1999 results include the operations of LM Hanford Company, which was divested during 1999.

(c) 2000 and 1999 results include the operations of commercial information technology and state and local government services lines of business as well as the operations of LM Global Telecommunications, Inc. 1999 results include the operations of Real3D, Inc. and the communications industry services line of business which were divested during 1999.

LOCKHEED MARTIN CORPORATION
Reconciliation of Pro Forma Net Earnings (a)
Preliminary and Unaudited
(In millions, except for per share amounts and percentages)


                                                QUARTER ENDED JUNE 30,        YEAR TO DATE JUNE 30,
                                                ----------------------        ---------------------
                                                  2000        1999               2000       1999
                                                  ----        ----               ----       ----

Net Earnings (Loss) - As Reported                 $   42     $   (41)           $   96      $ (128)
After Tax Loss on Globalstar Guarantee            $   91           -            $   91           -
After Tax Effect of Reversal of Calcomp Charge    $  (21)          -            $  (21)          -
After Tax Gain on L3 Disposition                       -           -                 -      $  (74)
After Tax Gain on Sale of Surplus Real Estate          -           -            $  (10)          -
After Tax Net Loss on Divestitures and Other           -     $    12            $    4      $   12
Cumulative Effect of Change in Accounting              -           -                 -      $  355
                                                  ------     -------            ------      ------
Pro Forma Net Earnings (Loss)                     $  112     $   (29)           $  160      $  165

Pro Forma Effective Tax Rate                          47%        38%                47%         38%

Diluted Earnings (Loss) Per Share - As Reported   $ 0.11     $(0.11)            $ 0.25      ($0.34)
After Tax Loss on Globalstar Guarantee            $ 0.23          -             $ 0.23           -
After Tax Effect of Reversal of Calcomp Charge    $(0.05)         -             $(0.05)          -
After Tax Gain on L3 Disposition                       -          -                  -      $(0.19)
After Tax Gain on Sale of Surplus Real Estate          -          -             $(0.03)          -
After Tax Net Loss on Divestitures and Other           -     $ 0.03             $ 0.01      $ 0.03
Cumulative Effect of Change in Accounting              -          -                  -      $ 0.93
                                                  ------     ------             ------      ------
Pro Forma Diluted Earnings (Loss) Per Share       $ 0.29     $(0.08)            $ 0.41      $ 0.43



(a) Excludes nonrecurring and unusual items.

LOCKHEED MARTIN CORPORATION
Other Financial Information
Preliminary and Unaudited
(In millions, except for percentages)

                                                         QUARTER ENDED JUNE 30,          YEAR TO DATE JUNE 30,
                                                         -----------------------        ----------------------

                                                          2000          1999               2000           1999
                                                          ----          ----               ----           ----
EBIT to Sales Margin                                       5.2%         2.2%                 5.5%          6.1%
Amortization of Goodwill and Contract Intangibles
  Resulting from Prior Acquisitions                       $115         $107               $  229        $  215
Depreciation and Amortization                             $117         $126               $  242        $  248
EBITDA                                                    $557         $367               $1,122        $1,213


                                                                   JUNE 30,           DECEMBER 31,
                                                                     2000               1999 (a)
                                                                  ----------          ----------
Total Backlog                                                      $57,072             $45,913
-------------
  Systems Integration                                              $17,801             $13,971
  Space Systems                                                    $15,181             $15,998
  Aeronautical Systems                                             $17,119             $ 9,003
  Technology Services                                              $ 4,454             $ 4,399
  Corporate and Other                                              $ 2,517             $ 2,542

Total Debt                                                         $11,461             $11,954
----------
  Long-term (including current maturities)                         $11,453             $11,479
  Short-term                                                       $     8             $   475

Cash and Cash Equivalents                                          $ 1,249             $   455

Stockholders' Equity                                               $ 6,439             $ 6,361

Total Debt-to-Capital                                                   64%                 65%

Total Debt-to-Capital (net of invested cash)                            61%                 64%


(a) 1999 results have been restated to reflect the transfer of the Management and Data Systems operating unit and the Space Applications Systems product line from the Systems Integration business area to the Space Systems business area.

LOCKHEED MARTIN CORPORATION
Operating Data

                             QUARTER ENDED JUNE 30,         YEAR TO DATE JUNE 30,
                             ----------------------         ---------------------
                             2000              1999         2000             1999
                             ----              ----         ----             ----
Deliveries
----------
F-16                         12                 30           26                58
C-130J                        7                  3           10                10

Launches
--------
Atlas                         3                  1            5                 2
Proton                        1                  2            2                 4
Athena                        -                  1            -                 2
Titan II                      -                  1            -                 1
Titan IV                      1                  3            1                 3

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Balance Sheet
Preliminary and Unaudited
(In millions)


                                                    JUNE 30,         DECEMBER 31,

                                                      2000              1999
                                                      ----              ----

Assets

Cash and cash equivalents                           $ 1,249           $   455
Accounts receivable                                   4,182             4,348
Inventories                                           3,809             4,051
Other current assets                                  1,737             1,842
                                                    -------           -------

   Total current assets                              10,977            10,696

Property, plant and equipment                         3,550             3,634
Goodwill and other intangible assets                 10,208            10,421
Other noncurrent assets                               5,157             5,261
                                                    -------           -------

   Total assets                                     $29,892           $30,012
                                                    =======           =======

Liabilities and Stockholders' Equity

Short-term borrowings                               $     8           $   475
Other accrued expenses                                8,720             8,285
Current portion of long-term debt                       803                52
                                                    -------           -------

   Total current liabilities                          9,531             8,812

Long-term debt                                       10,650            11,427
Post-retirement and other noncurrent liabilities      3,272             3,412
Stockholders' equity                                  6,439             6,361
                                                    -------           -------

   Total liabilities and stockholders' equity       $29,892           $30,012
                                                    =======           =======

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Cash Flows
Preliminary and Unaudited
(In millions)


                                                                            YEAR TO DATE JUNE 30,
                                                                    -------------------------------------
                                                                        2000                       1999
                                                                    -----------                 ---------

Operating Activities:
Earnings before cumulative effect of change in accounting               $   96                    $  227
Adjustments to reconcile earnings to net cash
 provided by operating activities:
  Depreciation and amortization                                            471                       463
  Changes in operating assets and liabilities                            1,031                      (866)
                                                                        ------                    ------
   Net cash provided by (used for) operating activities                  1,598                      (176)

Investing Activities:
Expenditures for property, plant & equipment                              (185)                     (276)
Sale of shares in L-3 Communications                                         -                       182
Other                                                                      (43)                        3
                                                                        ------                    ------
   Net cash used for investing activities                                 (228)                      (91)

Financing Activities:
Net (repayments) borrowings of debt                                       (490)                      138
Common stock dividends                                                     (88)                     (171)
Other                                                                        2                        15
                                                                        ------                    ------
   Net cash used for financing activities                                 (576)                      (18)


Net increase (decrease) in cash and cash equivalents                       794                      (285)
Cash and cash equivalents at beginning of period                           455                       285
                                                                        ------                    ------
Cash and cash equivalents at end of period                              $1,249                    $    -
                                                                        ======                    ======